Ballard Spahr Andrews & Ingersoll
                       1735 Market Street
                     Philadelphia, PA  19103










                                   May 25, 1994



PECO Energy Company
2301 Market Street
Philadelphia, PA  19103

Ladies and Gentlemen:

          We have acted as special counsel to you (the "Company") in connection with the registration of $350,000,000 stated liquidation preference of Cumulative Monthly Income Preferred Securities of PECO Energy Capital, L.P., a Delaware limited partnership and the related Guarantees and Subordinated Debentures, of the Company and hereby confirm to you our opinion as set forth under the heading "United States Taxation" in the Prospectus Supplement included in the Registration Statement.

                                   Very truly yours,

                                   BALLARD SPAHR ANDREWS & INGERSOLL